Exhibit 99.1

REALOGY REPORTS RESULTS FOR FULL YEAR 2010

Real Estate Leader Posts Net Revenue of $4.1 Billion in 2010,

Successfully Completed Debt Refinancing Transactions and

Continues to Focus on Strategic Growth

PARSIPPANY, N.J., March 4, 2011 – Realogy Corporation, a global leader in real estate and relocation services, today reported results for the full year ended December 31, 2010. Realogy’s net revenue for the year was $4.1 billion, an increase of 4% compared to 2009. The growth is attributed to an increase in the average sales price of homes sold by our franchisees and owned real estate offices as well as the impact of the January 2010 acquisition of Primacy Relocation. Reported EBITDA for the year was $835 million. EBITDA before restructuring and other items for the year was $534 million, an increase of $107 million, or 25%, year-over-year. For the year, Realogy recorded a net loss attributable to the Company of $99 million.

“In spite of another difficult year in housing and the economy, management remained highly focused on our strategic growth initiatives,” said Richard A. Smith, Realogy’s chief executive officer. “The Realogy Franchise Group increased its domestic franchise sales by 56% in 2010 compared to 2009, adding new franchisees and sales associates with $332 million in franchisee gross commission income (GCI). NRT, our owned brokerage company, added $60 million of annualized GCI through the acquisition of nine companies encompassing 23 offices and more than 1,000 sales associates. Cartus strengthened its position as a global provider of relocation services through the acquisition of Primacy, as well as adding more than 140 new clients and expanding relationships with approximately 300 of its existing clients. Title Resource Group continued to develop both its lender channel and title underwriting business, further diversifying its revenue base.”

Looking at Realogy’s core business drivers, both RFG and NRT outperformed the national market in terms of average sales price. Due to our mix of business, the average home sale price increased at both RFG and NRT in 2010 by 4% and 11% year-over-year, respectively, compared to the 1% increase in average home price reported by the National Association of Realtors (NAR). The number of home sale sides decreased 6% year-over-year at the Realogy Franchise Group (RFG) and decreased 7% at NRT, the company-owned brokerage unit. These results were consistent with the 5% decrease in existing domestic home sale units reported by NAR. Cartus experienced a 29% increase in relocation initiations primarily due to increased volume from corporate clients principally from the Primacy Relocation acquisition. Title Resource Group had a 5% increase in the average price per closing unit, which was offset by an 11% decrease in refinance title and closing units and a 10% decrease in its purchase title and closing units.

Industry forecasts from NAR and Fannie Mae continue to anticipate a weak first half of 2011 compared to 2010 for existing home sales. This is mainly because the first

Realogy Reports Results for Full Year 2010	Page 2

half of 2010 had an atypical sales pattern due to the existence of the federal homebuyer tax credit that pulled forward sales from the third quarter of 2010. For the same reasons, industry forecasts project double-digit gains in the second half of 2011 in terms of year-over-year comparisons in home sales, which could offset the anticipated weak first half.

Balance Sheet Information and Covenant Compliance as of December 31, 2010

In February 2011, the Company successfully completed a series of refinancing transactions designed to improve Realogy’s capital structure and debt maturity profile. The highlights of the transactions include:

•	We extended the maturities by at least three years on the majority of our secured and unsecured debt. Consequently, the due dates for most of our debt have been extended to 2016 or later.

•

After completing an amendment to our senior secured credit agreement, we raised $700 million in a senior secured bond offering. The senior secured bonds mature in 2019, and we used the proceeds from the offering to prepay a like amount of our term loans under the credit agreement.

•

The new senior secured bonds are not included in the calculation of senior secured net debt for compliance with our senior secured leverage ratio maintenance covenant under our senior secured credit facility. Accordingly, the prepayment of $700 million dollars of term loans enabled us to increase our operating cushion under the leverage ratio.

•

Lastly, we completed a debt exchange of $2.1 billion principal amount of unsecured notes for an equivalent amount of convertible notes that are convertible into equity of our parent company. As a result, these convertible notes represent a potential future reduction of a substantial portion of our outstanding debt if and when such convertible notes are converted.

“These transactions have resulted in improved financial flexibility for our Company in the future,” said Anthony Hull, Realogy’s chief financial officer. “We believe our success in completing these transactions at a modest increase in our interest expense reflects both investor confidence in Realogy’s future and the strength of our business model.”

The Company ended 2010 with $166 million of readily available cash and no outstanding balance on its revolving credit facility under its senior secured credit agreement. There was $60 million outstanding as of March 1, 2011 due to normal seasonal activity. The Company expects these borrowings to be substantially repaid prior to the end of the first quarter.

A complete balance sheet is included as Table 2 of this press release.

As of December 31, 2010, the Company’s senior secured leverage ratio (SSLR) was 4.59 to 1, which is below the 5.0 to 1 maximum ratio required to be in compliance with its senior secured credit agreement. The SSLR is determined by dividing Realogy’s senior secured net debt of $2.9 billion at December 31, 2010 by the Company’s Adjusted EBITDA of $633 million for the 12 months ended December 31, 2010. After giving effect to the refinancing transactions completed in February 2011, the SSLR would have been 3.51 to 1 as of December 31, 2010. (Please see Table 8

Realogy Reports Results for Full Year 2010	Page 3

for the definition of non-GAAP financial measures, Adjusted EBITDA and EBITDA before restructuring and other items and Tables 6 and 7 for a reconciliation of these non-GAAP measures to their most comparable GAAP financial measure, net loss attributable to Realogy.)

Investor Webcast

Realogy will hold a Webcast to review its full year 2010 results at 10:00 a.m. (EST) March 4th. The call will be hosted by Richard A. Smith, president and CEO, and Anthony E. Hull, executive vice president, CFO and treasurer. The conference call will be made available live via Webcast on the Investor Information section of the Realogy.com Web site. A replay of the Webcast will be available at www.realogy.com from March 4 through March 18.

About Realogy Corporation

Realogy Corporation, a global provider of real estate and relocation services, has a diversified business model that includes real estate franchising, brokerage, relocation and title services. Realogy’s world-renowned brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby’s International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy’s franchise systems have approximately 14,700 offices and 264,000 sales associates doing business in 100 countries and territories around the world. Headquartered in Parsippany, N.J., Realogy is owned by affiliates of Apollo Management, L.P., a subsidiary of Apollo Global Management, LLC, a leading global alternative asset manager.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates” and “plans” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our substantial amount of outstanding debt; our ability to comply with the affirmative and negative covenants contained in our debt agreements; adverse developments or the absence of improvement in the residential real estate markets, including, but not limited to, the lack of sustained improvement in the number of home sales and/or further declines in home prices, low levels of consumer confidence, the impact of the ongoing or future recessions and related high levels of unemployment in the U.S. and abroad, continuing high levels of foreclosures, and reduced availability of mortgage financing or financing availability at rates not sufficiently attractive to homebuyers; the final resolution or outcomes with respect to Cendant’s contingent liabilities; adverse developments or the absence of sustained improvement in general business, economic and political conditions, including, but

Realogy Reports Results for Full Year 2010	Page 4

not limited to, changes in short-term or long-term interest rates, or any outbreak or escalation of hostilities on a national, regional or international basis; government regulation as well as legislative, tax or regulatory changes that would adversely impact the residential real estate market, including but not limited to potential reform of the financing of the U.S. housing and mortgage markets; our failure to enter into or renew franchise agreements, maintain our brands or the inability of franchisees to survive the current real estate cycle; our inability to realize benefits from future acquisitions; our inability to sustain improvements in our operating efficiency; and our inability to access the capital and/or securitization markets.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 and in our other periodic reports filed from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release.

Investor Contact:

Alicia Swift

(973) 407-4669

alicia.swift@realogy.com

Media Contact:

Mark Panus

(973) 407-7215

mark.panus@realogy.com

Realogy Reports Results for Full Year 2010	Page 5

Table 1

REALOGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

	Year Ended December 31,
	2010	2009	2008
Revenues
Gross commission income	$2,965	$2,886	$3,483
Service revenue	700	621	737
Franchise fees	263	273	323
Other	162	152	182

Net revenues	4,090	3,932	4,725

Expenses
Commission and other agent-related costs	1,932	1,850	2,275
Operating	1,241	1,263	1,607
Marketing	179	161	207
General and administrative	238	250	236
Former parent legacy costs (benefit), net	(323)	(34)	(20)
Restructuring costs	21	70	58
Merger costs	1	1	2
Impairment of intangible assets, goodwill and investments in unconsolidated entities	—	—	1,789
Depreciation and amortization	197	194	219
Interest expense/(income), net	604	583	624
Gain on extinguishment of debt	—	(75)	—
Other (income)/expense, net	(6)	3	(9)

Total expenses	4,084	4,266	6,988

Income (loss) before income taxes, equity in earnings and noncontrolling interests	6	(334)	(2,263)
Income tax expense (benefit)	133	(50)	(380)
Equity in (earnings) losses of unconsolidated entities	(30)	(24)	28

Net loss	(97)	(260)	(1,911)
Less: Net income attributable to noncontrolling interests	(2)	(2)	(1)

Net loss attributable to Realogy	$(99)	$(262)	$(1,912)

Realogy Reports Results for Full Year 2010	Page 6

Table 2

REALOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions)

	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$192	$255
Trade receivables (net of allowance for doubtful accounts of $67 and $66)	114	102
Relocation receivables	386	334
Relocation properties held for sale	21	—
Deferred income taxes	76	85
Other current assets	109	98

Total current assets	898	874

Property and equipment, net	186	211
Goodwill	2,611	2,577
Trademarks	732	732
Franchise agreements, net	2,909	2,976
Other intangibles, net	478	453
Other non-current assets	215	218

Total assets	$8,029	$8,041

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$203	$96
Securitization obligations	331	305
Due to former parent	104	505
Revolving credit facility and current portion of long-term debt	194	32
Accrued expenses and other current liabilities	525	502

Total current liabilities	1,357	1,440

Long-term debt	6,698	6,674
Deferred income taxes	883	760
Other non-current liabilities	163	148

Total liabilities	9,101	9,022

Commitments and contingencies

Equity (deficit):
Common stock	—	—
Additional paid-in capital	2,026	2,020
Accumulated deficit	(3,070)	(2,971)
Accumulated other comprehensive loss	(30)	(32)

Total Realogy stockholder’s deficit	(1,074)	(983)

Noncontrolling interests	2	2

Total equity (deficit)	(1,072)	(981)

Total liabilities and equity (deficit)	$8,029	$8,041

Realogy Reports Results for Full Year 2010	Page 7

Table 3

REALOGY CORPORATION

2010 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	December 31, 2010

Real Estate Franchise Services (a)
Closed homesale sides	193,340	288,479	229,241	211,281	922,341
Average homesale price	$188,478	$197,637	$202,272	$202,906	$198,076
Average homesale broker commission rate	2.55%	2.54%	2.53%	2.53%	2.54%
Net effective royalty rate	5.04%	5.04%	4.95%	4.97%	5.00%
Royalty per side	$252	$261	$267	$267	$262

Company Owned Real Estate Brokerage Services
Closed homesale sides	52,532	83,583	61,092	58,080	255,287
Average homesale price	$417,782	$424,442	$457,782	$444,000	$435,500
Average homesale broker commission rate	2.48%	2.49%	2.47%	2.48%	2.48%
Gross commission income per side	$11,161	$11,247	$12,209	$11,736	$11,571

Relocation Services
Initiations (b)	32,429	46,189	36,743	32,943	148,304
Referrals (c)	12,109	21,770	19,625	16,101	69,605

Title and Settlement Services
Purchase title and closing units	19,947	30,133	22,963	21,247	94,290
Refinance title and closing units	11,935	10,378	17,546	22,366	62,225
Average price per closing unit	$1,353	$1,472	$1,381	$1,336	$1,386

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.
(b)	Includes initiations of 5,177, 7,612, 6,516 and 6,782 for the three months ended March 31, June 30, September 30, and December 31, 2010, respectively, related to the Primacy acquisition in 2010.
(c)	Includes referrals of 716, 1,527, 1,513 and 1,241 for the three months ended March 31, June 30, September 30, and December 31, 2010, respectively, related to the Primacy acquisition in 2010.

Realogy Reports Results for Full Year 2010	Page 8

Table 4

REALOGY CORPORATION

2009 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	December 31, 2009

Real Estate Franchise Services (a)
Closed homesale sides	178,233	259,476	281,973	263,834	983,516
Average homesale price	$182,865	$188,489	$194,881	$192,604	$190,406
Average homesale broker commission rate	2.57%	2.57%	2.53%	2.54%	2.55%
Net effective royalty rate	5.15%	5.10%	5.11%	5.04%	5.10%
Royalty per side	$253	$256	$260	$255	$257

Company Owned Real Estate Brokerage Services
Closed homesale sides	47,499	72,362	81,025	72,931	273,817
Average homesale price	$355,838	$378,870	$407,398	$406,549	$390,688
Average homesale broker commission rate	2.55%	2.52%	2.49%	2.51%	2.51%
Gross commission income per side	$9,909	$10,292	$10,816	$10,814	$10,519

Relocation Services
Initiations	27,677	33,074	28,326	25,607	114,684
Referrals	10,719	17,349	20,320	16,607	64,995

Title and Settlement Services
Purchase title and closing units	18,811	28,148	30,653	27,077	104,689
Refinance title and closing units	19,933	22,693	14,493	12,808	69,927
Average price per closing unit	$1,211	$1,258	$1,405	$1,396	$1,317

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Results for Full Year 2010	Page 9

Table 5a

REALOGY CORPORATION

SELECTED 2010 FINANCIAL DATA

(In millions)

	For the Three Months Ended March 31, 2010	For the Three Months Ended June 30, 2010	For the Three Months Ended September 30, 2010	For the Three Months Ended December 31, 2010	For the Year Ended December 31, 2010
Revenue (a)
Real Estate Franchise Services	$122	$173	$138	$127	$560
Company Owned Real Estate Brokerage Services	601	956	762	697	3,016
Relocation Services	76	106	122	101	405
Title and Settlement Services	65	86	84	90	325
Corporate and Other	(45)	(68)	(54)	(49)	(216)

Total Company	$819	$1,253	$1,052	$966	$4,090

EBITDA (b)
Real Estate Franchise Services	$65	$123	$90	$74	$352
Company Owned Real Estate Brokerage Services	(34)	84	31	(1)	80
Relocation Services	4	27	51	27	109
Title and Settlement Services	(5)	11	8	11	25
Corporate and Other	(19)	299	(3)	(8)	269

Total Company	$11	$544	$177	$103	$835

Depreciation and amortization	50	49	49	49	197
Interest expense, net	152	155	151	146	604
Income tax expense (benefit)	6	118	10	(1)	133

Net income (loss) attributable to Realogy	$(197)	$222	$(33)	$(91)	$(99)

(a)	Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $45 million, $68 million, $54 million and $49 million for the three months ended March 31, June 30, September 30, and December 31 2010, respectively. Such amounts are eliminated through the Corporate and Other line. Revenues for the Relocation Services segment include $7 million, $10 million, $12 million and $8 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, June 30, September 30, and December 31 2010, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $216 million for the year ended December 31, 2010. Revenues for the Relocation Services segment include intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment of $37 million for the year ended December 31, 2010. There are no other material inter-segment transactions.
(b)	Includes $6 million and $5 million of restructuring costs and former parent legacy items, respectively, for the three months ended March 31, 2010, $4 million of restructuring costs offset by a net benefit of $314 million of former parent legacy items primarily as a result of tax and other liability adjustments for the three months ended June 30, 2010, $2 million of restructuring costs offset by a net benefit of $6 million of former parent legacy items for the three months ended September 30, 2010 and $9 million of restructuring and $1 million of merger costs, offset by a net benefit of $8 million of former parent legacy items for the three months ended December 31, 2010. EBITDA for the year ended December 31, 2010 includes $21 million of restructuring costs and $1 million of merger costs, offset by a net benefit of $323 million of former parent legacy items primarily as a result of tax and other liability adjustments broken down by business units as follows:

	For the Three Months Ended March 31, 2010	For the Three Months Ended June 30, 2010	For the Three Months Ended September 30, 2010	For the Three Months Ended December 31, 2010	For the Year Ended December 31, 2010
Real Estate Franchise Services	$—	$—	$—	$—	—
Company Owned Real Estate Brokerage Services	3	2	2	5	12
Relocation Services	2	1	—	—	3
Title and Settlement Services	1	—	—	2	3
Corporate and Other	5	(313)	(6)	(5)	(319)

Total Company	$11	$(310)	$(4)	$2	$(301)

EBITDA by segment before restructuring and other items detailed above for the three months ended March 31, 2010 was: RFG $65 million, NRT ($31) million, Cartus $6 million, TRG ($4) million and Corporate ($14) million. EBITDA by segment before restructuring and other items detailed above for the three months ended June 30, 2010 was: RFG $123 million, NRT $86 million, Cartus $28 million, TRG $11 million and Corporate ($14) million. EBITDA by segment before restructuring and other items detailed above for the three months ended September 30, 2010 was: RFG $90 million, NRT $33 million, Cartus $51 million, TRG $8 million and Corporate ($9) million. EBITDA by segment before restructuring and other items detailed above for the three months ended December 31, 2010 was: RFG $74 million, NRT $4 million, Cartus $27 million, TRG $13 million and Corporate ($13) million. EBITDA by segment before restructuring and other items detailed above for the corresponding year ended December 31, 2010 was as follows: RFG $352 million, NRT $92 million, Cartus $112 million, TRG $28 million, and Corporate ($50) million.

Realogy Reports Results for Full Year 2010	Page 10

Table 5b

REALOGY CORPORATION

SELECTED 2009 FINANCIAL DATA

(In millions)

	For the Three Months Ended March 31, 2009	For the Three Months Ended June 30, 2009	For the Three Months Ended September 30, 2009	For the Three Months Ended December 31, 2009	For the Year Ended December 31, 2009
Revenue (a)
Real Estate Franchise Services	$105	$143	$151	$139	$538
Company Owned Real Estate Brokerage Services	491	764	896	808	2,959
Relocation Services	71	80	92	77	320
Title and Settlement Services	68	88	91	81	328
Corporate and Other	(38)	(57)	(61)	(57)	(213)

Total Company	$697	$1,018	$1,169	$1,048	$3,932

EBITDA (b)
Real Estate Franchise Services	$44	$85	$107	$87	$323
Company Owned Real Estate Brokerage Services	(84)	24	48	18	6
Relocation Services	—	72	34	16	122
Title and Settlement Services	(5)	12	10	3	20
Corporate and Other	(17)	(8)	54	(35)	(6)

Total Company	$(62)	$185	$253	$89	$465

Depreciation and amortization	51	48	48	47	194
Interest expense, net	144	147	139	153	583
Income tax expense (benefit)	2	5	8	(65)	(50)

Net income (loss) attributable to Realogy	$(259)	$(15)	$58	$(46)	$(262)

(a)	Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $38 million, $57 million, $61 million and $57 million for the three months ended March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, respectively. Such amounts are eliminated through the Corporate and Other line. Revenues for the Relocation Services segment include $6 million, $9 million, $11 million and $8 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $213 million for the year ended December 31, 2009. Revenues for the Relocation Services segment include intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment of $34 million for the year ended December 31, 2009. There are no other material inter-segment transactions.
(b)	Includes $34 million and $4 million of restructuring costs and former parent legacy items, respectively, for the three months ended March 31, 2009, $10 million of restructuring costs offset by a benefit of $46 million of former parent legacy items (comprised of a benefit of $55 million recorded at Cartus related to Wright Express Corporation partially offset by $9 million of expenses recorded at Corporate) for the three months ended June 30, 2009, $15 million and $5 million of restructuring costs and former legacy items along with a $75 million gain on extinguishment of debt for the three months ended September 30, 2009 and $11 million, $3 million and $1 million of restructuring costs, former legacy items and merger cost, respectively for the three months ended December 31, 2009. EBITDA for the year ended December 31, 2009 includes $70 million of restructuring costs and $1 million of merger costs offset by a benefit of $34 million of former parent legacy items (comprised of a benefit of $55 million recorded at Cartus related to Wright Express Corporation partially offset by $21 million of expenses recorded at Corporate) and a gain on the extinguishment of debt of $75 million.

	For the Three Months Ended March 31, 2009	For the Three Months Ended June 30, 2009	For the Three Months Ended September 30, 2009	For the Three Months Ended December 31, 2009	For the Year Ended December 31, 2009
Real Estate Franchise Services	$1	$1	$1	$—	3
Company Owned Real Estate Brokerage Services	25	5	13	4	47
Relocation Services	5	(52)	—	2	(45)
Title and Settlement Services	1	1	—	1	3
Corporate and Other	6	9	(69)	8	(46)

Total Company	$38	$(36)	$(55)	$15	$(38)

EBITDA by segment before restructuring and other items detailed above for the three months ended March 31, 2009 was: RFG $45 million, NRT ($59) million, Cartus $5 million, TRG ($4) million and Corporate ($11) million. EBITDA by segment before restructuring and other items detailed above for the corresponding three months ended June 30, 2009 was as follows: RFG $86 million, NRT $29 million, Cartus $20 million, TRG $13 million, and Corporate $1 million. EBITDA by segment before restructuring and other items detailed above for the corresponding three months ended September 30, 2009 was as follows: RFG $108 million, NRT $61 million, Cartus $34 million, TRG $10 million, and Corporate ($15) million. EBITDA by segment before restructuring and other items detailed above for the corresponding three months ended December 31, 2009 was as follows: RFG $87 million, NRT $22 million, Cartus $18 million, TRG $4 million, and Corporate ($27) million. EBITDA by segment before restructuring and other items detailed above for the corresponding year ended December 31, 2009 was as follows: RFG $326 million, NRT $53 million, Cartus $77 million, TRG $23 million, and Corporate ($52) million.

Realogy Reports Results for Full Year 2010	Page 11

Table 6

REALOGY CORPORATION

EBITDA AND ADJUSTED EBITDA

(In millions)

A reconciliation of net loss attributable to Realogy to EBITDA and Adjusted EBITDA for the year ended December 31, 2010 is set forth in the following table:

	For the Year Ended December 31, 2010
Net loss attributable to Realogy	$(99)
Income tax expense (benefit)	133

Income before income taxes	34
Interest expense (income), net	604
Depreciation and amortization	197

EBITDA	835
Covenant calculation adjustments:
Restructuring costs, merger costs and former parent legacy costs (benefit), net (a)	(301)
Pro forma cost savings for 2010 restructuring initiatives (b)	20
Pro forma effect of business optimization initiatives (c)	49
Non-cash charges (d)	(4)
Non-recurring fair value adjustments for purchase accounting (e)	4
Pro forma effect of acquisitions and new franchisees (f)	13
Apollo management fees (g)	15
Incremental securitization interest costs (h)	2

Adjusted EBITDA	$633

Total senior secured net debt (i)	$2,905
Senior secured leverage ratio	4.59	x

Pro forma total senior secured net debt (j)	$2,219
Pro forma senior secured leverage ratio	3.51	x

(a)	Consists of $21 million of restructuring costs and $1 million of merger costs offset by a benefit of $323 million of former parent legacy items.
(b)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during 2010. From this restructuring, we expect to reduce our operating costs by approximately $34 million on a twelve-month run-rate basis and estimate that $14 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from January 1, 2010 through the time they were put in place, had those actions been effected on January 1, 2010.
(c)	Represents the twelve-month pro forma effect of business optimization initiatives that have been completed to reduce costs, including $12 million related to our Relocation Services new business start-ups, integration costs and acquisition related non-cash adjustments, $6 million related to vendor renegotiations, $23 million for employee retention accruals and $8 million of other initiatives. The employee retention accruals reflect the employee retention plans that have been implemented in lieu of our customary bonus plan, due to the ongoing and prolonged downturn in the housing market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units.
(d)	Represents the elimination of non-cash expenses, including $6 million of stock-based compensation expense, less $8 million for the change in the allowance for doubtful accounts and notes reserves from January 1, 2010 through December 31, 2010 and $2 million of other non-cash items.
(e)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent for the twelve months ended December 31, 2010.
(f)	Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on January 1, 2010. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of January 1, 2010.
(g)	Represents the elimination of annual management fees payable to Apollo for the twelve months ended December 31, 2010.
(h)	Reflects the incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended December 31, 2010.
(i)	Represents total borrowings under the senior secured credit facility, including the revolving credit facility, of $3,059 million plus $12 million of capital lease obligations less $166 million of readily available cash as of December 31, 2010.
(j)	Reflects the prepayment of $700 million of outstanding extended term loans from proceeds from the senior secured bonds (which we also refer to as First and a Half Lien Notes) less $14 million of estimated expenses related to the issuance of the First and Half Lien Notes.

Realogy Reports Results for Full Year 2010	Page 12

Table 7

Reconciliation of net income (loss) attributable to Realogy to EBITDA before restructuring and other items (In millions)

A reconciliation of net income (loss) attributable to Realogy to EBITDA and EBITDA before restructuring and other items for the three and twelve months ended December 31, 2010 and 2009 are set forth in the following tables:

	Three Months Ended December 31,
	2010	2009
Net loss attributable to Realogy	$(91)	$(46)
Income tax benefit	(1)	(65)

Loss before income taxes	(92)	(111)
Interest expense, net	146	153
Depreciation and amortization	49	47

EBITDA	$103	$89

Legacy costs (benefits), net	(8)	3
Restructuring and merger costs	10	12

Total restructuring and other items	2	15

EBITDA before restructuring and other items	$105	$104

	Twelve Months Ended December 31,
	2010	2009
Net loss attributable to Realogy	$(99)	$(262)
Income tax expense (benefit)	133	(50)

Income (loss) before income taxes	34	(312)
Interest expense, net	604	583
Depreciation and amortization	197	194

EBITDA	$835	$465

Legacy costs (benefits), net	(323)	(34)
Restructuring and merger costs	22	71
Gain on extinguishment of debt	—	(75)

Total restructuring and other items	(301)	(38)

EBITDA before restructuring and other items	$534	$427

Realogy Reports Results for Full Year 2010	Page 13

Table 8

Definitions

EBITDA is defined by us as net income before depreciation and amortization, interest (income) expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. EBITDA before restructuring and other items is defined by us as EBITDA adjusted for merger costs, restructuring costs, former parent legacy cost (benefit) items, net, and gain on extinguishment of debt as described in Table 7 above. Adjusted EBITDA is presented to demonstrate our compliance with the senior secured leverage ratio covenant in the senior secured credit facility. We present EBITDA, EBITDA before restructuring and other items and Adjusted EBITDA because we believe EBITDA, EBITDA before restructuring and other items and Adjusted EBITDA are useful as supplemental measures in evaluating the performance of our operating businesses and provides greater transparency into our results of operations. Our management, including our chief operating decision maker, use EBITDA and EBITDA before restructuring and other items as a factor in evaluating the performance of our business. EBITDA, EBITDA before restructuring and other items and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP. See table 6 for a presentation of net income (loss) as calculated under GAAP and a reconciliation to our EBITDA, EBITDA before restructuring and other items and Adjusted EBITDA.

We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We believe EBITDA before restructuring and other items also facilitates company-to-company operating performance comparisons by backing out those items in EBITDA as well as certain historical cost (benefit) items which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

EBITDA and EBITDA before restructuring and other items have limitations as analytical tools, and you should not consider EBITDA or EBITDA before restructuring and other items either in isolation or as substitutes for analyzing our results as reported under GAAP. The limitations include the following:

•	these measures do not reflect changes in, or cash requirement for, our working capital needs;

•

these measures do not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments, on our debt;

•	these measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•	these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate these measures differently so they may not be comparable.

Adjusted EBITDA as used herein corresponds to the definition of “EBITDA,” calculated on a “pro forma basis,” used in the senior secured credit facility to calculate the senior secured leverage ratio.

Like EBITDA and EBITDA before restructuring and other items, Adjusted EBITDA has limitations as an analytical tool, and you should not consider Adjusted EBITDA either in isolation or as a substitute for analyzing our results as reported under GAAP. In addition to the limitations described above with respect to EBITDA and EBITDA before restructuring and other items, Adjusted EBITDA includes pro forma cost savings, the pro forma effect of business optimization initiatives and the pro forma full year effect of acquisitions and new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods.

EBITDA, EBITDA before restructuring and other items and Adjusted EBITDA are not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation.